PRESS RELEASE Contact: Steven Cantor VP of Corporate Relations T + 978 436 6500 irelations@entegris.com

Exhibit 99.1
ENTEGRIS ANNOUNCES PRICING OF $550 MILLION UPSIZED OFFERING OF 4.625% SENIOR UNSECURED NOTES
BILLERICA, Mass., November 2, 2017 - Entegris, Inc. (NasdaqGS: ENTG) (the “Company”), a leader in specialty chemicals and advanced materials solutions for the microelectronics industry, today announced that it has priced its private offering of $550 million aggregate principal amount of 4.625% Senior Notes due 2026 (the “2026 Notes”). The offering was upsized from the previously announced $450 million aggregate principal amount of 2026 Notes. The 2026 Notes will be senior unsecured obligations of the Company and will be guaranteed by certain of its subsidiaries. The sale of the 2026 Notes is expected to close on November 10, 2017, subject to customary closing conditions.
The Company expects the net proceeds of the offering to be approximately $544 million, after deducting estimated commission and offering fees and expenses. The Company intends to use the net proceeds of the offering (i) to redeem all of the Company’s 6.000% Senior Unsecured Notes due 2022 (the “2022 Notes”), of which an aggregate principal amount of $360 million is currently outstanding, at a redemption price equal to 104.500% of the principal amount of the 2022 Notes, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) to pay fees and expenses related to the redemption and (iii) for general corporate purposes. The Company has issued a conditional notice of redemption to redeem the 2022 Notes, which states that the redemption of the 2022 Notes is conditioned on the completion of the offering of the 2026 Notes.
The 2026 Notes will be sold to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The 2026 Notes have not been, and will not be, registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the 2026 Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
ABOUT ENTEGRIS
Entegris is a leader in specialty chemicals and advanced materials solutions for the microelectronics industry and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include statements related to the Company’s intentions regarding the timing and completion of the offering; the intended use of proceeds; the Company’s capital allocation strategy, which may be modified at any time for any reason, including share repurchases, dividends, debt repayment and potential acquisitions; the completion of the redemption of the 2022 Notes; and other matters. These statements involve risks and uncertainties, and actual results may differ. These risks and uncertainties include, but are not limited to, our ability to consummate the offering or the redemption of the 2022 Notes; market conditions relating to the issuance of debt securities; and other risk factors and additional information described in our filings with the Securities and Exchange Commission, including under the heading “Risks Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 17, 2017, and in our other periodic filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

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ENTEGRIS, INC.	129 Concord Road, Building 2	T + 1 978 436 6500
entegris.com	Billerica, MA 01821 USA	F + 1 978 436 6745

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